FOR IMMEDIATE RELEASE                                                     EXHIBIT 99.1

Media Contact: Tammy Nystuen (763) 551-7496 tamara.nystuen@selectcomfort.com	Investor Relations Contact: Frank Milano (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT CORPORATION BOARD AUTHORIZES
$150 MILLION SHARE REPURCHASE AND 3-FOR-2 STOCK SPLIT

MINNEAPOLIS - (May 15, 2006) - Select Comfort Corporation (Nasdaq:SCSS), the nation's leading bed retailer and creator of the Sleep Number® bed, announced that the Board of Directors, during its meeting last week, authorized the company to repurchase up to an additional $150 million of its outstanding common stock through 2008. The Board also approved a 3-for-2 stock split of its outstanding shares of common stock, effective June 8.

Over the past seven quarters, Select Comfort has used nearly $90 million of internally generated cash from operations to repurchase approximately 4.1 million shares of its common stock, representing more than 10 percent of outstanding shares. The average repurchase price per share is $21.77, representing a greater than 40 percent discount to the company’s stock price.

“Our share repurchase program, which has been accretive to earnings per share, has historically been opportunistic in nature,” said Bill McLaughlin, Chairman and Chief Executive Officer, Select Comfort. “Based on a detailed analysis undertaken by the company over the past several months, we concluded that a prudent, consistent and systematic share repurchase program should serve as a core element in our philosophy to provide superior investment returns to our shareholders.

“It is personally gratifying to be able to announce this new program and philosophy, which is a direct result of the success of our advantaged business model,” McLaughlin continued. “We have one of the highest returns on invested capital and equity in the industry, and we are confident we will continue to experience consistently superior revenue and earnings growth over the long term.”

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As a result, McLaughlin reiterated his confidence in the company’s ability to provide superior shareholder value. “We expect our internal cash flow generation will enable self-funding of our long-term growth plans, as well as the efficient return of $150 million of excess cash to our shareholders between now and the end of 2008,” he stated. “We will continue to be opportunistic, but will do so using objective methodologies that clearly outline direction and timing on future repurchase decisions.”

The 3-for-2 stock split is the first stock split in Select Comfort’s history. Stockholders of record on May 25, 2006, will receive one additional share of Select Comfort common stock for every two shares of common stock owned at the close of the financial markets on that day. The additional shares will be distributed through Wells Fargo Shareholder Services, the company’s transfer agent, beginning on the effective date of June 8, 2006.

As a result of the stock split, the number of outstanding shares of Select Comfort common stock will increase to approximately 54 million from approximately 36 million. After adjusting for the split, the company’s earnings per share guidance for 2006 is between $0.91 and $0.95, compared to previously stated full-year guidance of between $1.37 and $1.42 per diluted share.

The company reaffirmed its long-term growth targets, which includes revenue growth of between 15 and 20 percent, same-store sales growth of between 7 and 12 percent, and earnings growth of between 20 and 25 percent. Over the past three years, revenues have increased at a compound annual growth rate of 27 percent, with operating earnings increasing at a compound annual growth rate of 48 percent.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 30 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through more than 400 company-owned retail stores located nationwide; through selected furniture retailers and specialty bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events; the impact on consumer confidence from factors such as consumer debt levels, rising interest rates and energy prices, and consumer shopping patterns; effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; our ability to successfully expand distribution through independent retailers; consumer acceptance of our products, product quality, innovation and brand image; our ability to continue to expand and improve our product line; industry competition; warranty expenses; risks of potential litigation; our dependence on significant suppliers, and the vulnerability of any suppliers to commodity shortages, inflationary pressures, labor negotiations, liquidity concerns or other factors; uncertainties related to the supply of foam used to manufacture our products; rising commodity costs; and increasing government regulations, including new flammability standards for the bedding industry. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1) Top 25 Bedding Retailers, Furniture Today, May 23, 2005.

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